EXHIBIT 21

                    LIST OF REGISTRANT'S ACTIVE SUBSIDIARIES


         NAME                           STATE OF INCORPORATION        OWNERSHIP
        ----                           ----------------------         ---------
Innovative Drug Delivery Systems,              Delaware                  100%
Inc.

Innovative Drug Delivery Systems (UK)          United Kingdom            100%
Limited*

* owned by Innovative Drug Delivery Systems, Inc.